Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of MainStay Funds Trust:

We consent to the use of our reports dated December 21, 2018, with respect to the financial statements of the MainStay Epoch Global Choice Fund and MainStay Epoch Capital Growth Fund, each a series of MainStay Funds Trust, as of October 31, 2018, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights,” “Agreement and Plan of Reorganization,” and “Financial Highlights of the Epoch Global Choice Fund and the Acquiring Fund” in the Combined Information Statement/Prospectus and under the heading “Pro Forma Financial Information” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 22, 2019